UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 10, 2001

Healthrac, Inc.
(formerly Virtualsellers.com, Inc.)
(Exact name of registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation)

000-14356
(Commission File Number)

911353658
(IRS Employer Identification No.)

Suite 1000, 120 North LaSalle Street, Chicago, Illinois 60602
(Address of principal executive offices and Zip Code

(312) 920-9120
Registrant's telephone number, including area code

Item 9. Regulation FD Disclosure

On April 10, 2002, Thomas V. Kalebic was appointed President and Chief Executive Officer of our company, in place of Dr. Dennis Sinclair, who was appointed Chairman of the Board. In addition to his duties as Chairman of the Board, Dr. Sinclair will serve as a consultant to our company and will continue to be responsible for many of his previous duties. Mr. Kalebic was also appointed to our board of directors.

Mr. Kalebic has over 30 years of business experience and has served as a director and board member of more than a dozen different businesses, foundations and clubs. Mr. Kalebic obtained both his Bachelor's degree in Accounting and his Master's degree in Business Administration from Bradley University. Mr. Kalebic began his career as a CPA and auditor at Arthur Andersen & Co. Four years later, Mr. Kalebic moved on to General Binding Corporation and then to Lane Industries, Inc. (parent company of the General Binding Corporation). While at Lane Industries, Kalebic held positions of increasing responsibility including Chief Financial Officer and most recently Executive Vice President and Chief Operating Officer, a position he held for more than twenty years.

During his career at Lane Industries, Inc., Mr. Kalebic provided leadership and management of a holding company that grew to sales in excess of $1 billion. He directed operations of the Lane companies, developed strategic planning, initiated and completed an IPO for twenty percent of one of Lane's holdings, was responsible for raising subordinated debt of $100 million, spearheaded acquisitions of companies with sales ranging to in excess of $100 million, worked with credit agreements ranging to $400 million, and negotiated the sale of several companies with values ranging to in excess of $500 million.

In connection with his appointment as an officer and director of our company, we entered into an Employment Agreement with Mr. Kalebic on April 11, 2002. The Employment Agreement is for a term of two years and may be renewed upon the expiration of the two year term. During the first six months of his employment, Mr. Kalebic will be paid a monthly salary of $12,500. On the six month anniversary of his employment, Mr. Kalebic's salary will be increased to $25,000 per month for the balance of the two year term. In addition, we agreed to grant Mr. Kalebic options to purchase 4,000,000 common shares in the capital of our company at an exercise price of $0.10 per share. The options will vest in accordance with a vesting schedule to be set out in a Stock Option Agreement between our company and Mr. Kalebic, which has yet to be finalized. Also pursuant to the Employment Agreement, Mr. Kalebic agreed to purchase from our company 1,000,000 common shares in our capital at a price of $0.05 per share.

On April 11, 2002, we also entered into a Consulting Agreement with Dennis Sinclair, now the Chairman of the Board of our company. Pursuant to the Consulting Agreement, Dr. Sinclair will assist us with the development of our business generally, and specifically with the development of strategy and business plans on behalf of our company. As compensation for his services, we will pay Dr. Sinclair $12,500 per month for the first year of the two year term and $6,500 per month for the balance of the two year term. In addition, we will pay Dr. Sinclair $1,000 per month plus health insurance for himself and his spouse from the second anniversary of the Consulting Agreement until the earlier of June 22, 2007 or his death. We also agreed to grant Dr. Sinclair options to purchase 2,000,000 common shares in the capital of our company at an exercise price of $0.10 per share. The options will vest in accordance with a vesting schedule to be set out in a Stock Option Agreement between our company and Dr. Sinclair, which has yet to be finalized. The Consulting Agreement will expire on June 22, 2007.

Item 7. Financial Statements and Exhibits

Exhibits

10.1 Employment Letter between Healthtrac, Inc. and Thomas V. Kalebic, dated April 11, 2002

10.2 Consulting Agreement between Healthtrac, Inc. and Dennis Sinclair, dated April 11, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRAC, INC.

Date: April 11, 2002

By: /s/ Thomas V. Kalebic
Thomas V. Kalebic, President and CEO